For period ending December 31, 2002
Exhibit
99.77K
File Number 811-8033

Change in Independant Auditors (Unaudited)

On November 4, 2002, the Board of Directors of Security Capital
U.S. Real Estate Shares and Security Capital European Real Estate Shares, together comprising Security Capital Real Estate Mutual Funds Incorporated (the Fund), upon the recommendation of the Board's Audit Committee, approved a change of the Fund's independant auditors from Arthur Andersen LLP to KPMG, LLP. For the year ended December 31, 2001, Arthur Andersen LLP's audit report on the Fund's financial statements contained no adverse opinion or disclaimer of opinion; nor was their report qualified or modified as to uncertainty, audit scope or accounting principles. Furthur, there were no disagreements between the Fund and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the disagreements in their report.